EXHIBIT 99.1

Bion Announces Pennsylvania Auditor General Issues Special Report on the Importance of Meeting Pennsylvania’s Chesapeake Bay Nutrient Reduction Targets

April 13, 2015. New York, New York.  Bion Environmental Technologies, Inc. (OTC QB: BNET), a provider of comprehensive livestock waste treatment technology, announced that on Friday, April 10, the Pennsylvania Auditor General (AG) issued a Special Report on the Importance of Meeting Pennsylvania’s Chesapeake Bay Nutrient Reduction Targets.

The report acknowledges that if Pennsylvania fails to comply with the Chesapeake Bay mandates, the state faces EPA sanctions that could result in significantly higher costs to the state’s ratepayers. The report also highlights the need for changes to Pennsylvania’s current strategies in order to avoid these costly sanctions.

Pennsylvania has already missed its 2013 nitrogen target by 2 million pounds and is projected to miss its 2017 target by 5 to 10 million pounds. The AG report states, “In order to ensure compliance with the required reductions, the Commonwealth must accelerate its work to reduce the amount of nitrogen and sediment released into the Chesapeake Bay watershed by 2017.” Further, “There would be significant economic consequences for Pennsylvania taxpayers if the EPA mandates further regulatory changes such as costly pollution discharge prohibitions.”

A key recommendation of the AG report is that Pennsylvania’s Department of Environmental Protection (DEP) should support using low-cost solutions and technologies as alternatives to higher-cost public infrastructure projects, where possible; and that DEP should work with existing stakeholders to develop and implement a state offset program. The report recognizes the opportunity to “provide direct incentives for innovative investment in nutrient reduction technologies, such as manure to energy systems”, like Bion’s Kreider Farms project.

Craig Scott, Bion’s director of communications, stated, “The AG report demonstrates a clear need for Pennsylvania to expand its nitrogen reductions in order to meet its Chesapeake Bay mandates, or face costly penalties. While, as the Auditor General states, “there is no silver bullet” to this complex problem, direct treatment of livestock waste represents a large, virtually untapped reservoir of low-cost reductions that can deliver substantial savings in Bay compliance costs to the state and its rate-payers, while providing a wide range of additional environmental and economic benefits to local communities. We look forward to working with DEP on Kreider Phase 2, as well as other opportunities in the state, to provide large-scale, low-cost reductions from the treatment of livestock waste.”

Bion's proven and patented technology platform provides verifiable comprehensive environmental treatment of livestock waste and recovers renewable energy and valuable nutrients from the waste stream. For more information, visit www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. In this document, the words 'expect', 'will', 'proposed' and similar expressions identify certain forward-looking statements. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes.

Contact information:

Craig Scott

Director of Communications

303-843-6191 direct